Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

Aiken, South Carolina (May 2, 2022) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and results for the quarter ended March 31, 2022. The Company reported net income of $1.5 million, or $0.48 per share, for the quarter ended March 31, 2022 compared to $3.2 million, or $0.98 per share, for the first quarter of 2021. The decrease in net income was primarily due to the release of loan loss reserves in 2021 following significantly higher loan loss provisions during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.

First Quarter Financial Highlights
•
Net interest income decreased $115,000, or 1.4%, to $7.9 million primarily due to a decrease in deferred interest income on the Paycheck Protection Program (“PPP”) loans recognized ($262,000 recognized in the first quarter of 2022 compared to $994,000 in the first quarter of 2021)

•	Non-interest income of $2.6 million
•	Non-interest expense of $8.6 million
•	Average interest earning assets increased $116.9 million, or 10.6%, to $1.2 billion
•	Average interest bearing liabilities increased $71.6 million, or 8.2%, to $940.5 million
	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	3/31/2022	3/31/2021
Total interest income	$ 8,700	$ 9,097
Total interest expense	795	1,077
Net interest income	7,905	8,020
Reversal of provision for loan losses	-	(870)
Net interest income after reversal of provision for loan losses	7,905	8,890
Non-interest income	2,603	2,774
Non-interest expense	8,594	7,610
Income before income taxes	1,914	4,054
Provision for income taxes	365	875
Net income	$ 1,549	$ 3,179
Earnings per common share (basic)	$ 0.48	$ 0.98

Credit Quality

•
The Bank recorded no provision for loan losses during the first quarter of 2022 compared to a negative provision of $870,000 during the first quarter last year. The negative provision during 2021 resulted from a reduction in qualitative adjustment factors due to the improvement in the economic and business conditions at both the national and regional levels.

•	Non-performing assets were $2.9 million at March 31, 2022 compared to $2.8 million at December 31, 2021 and $3.9 million at March 31, 2021.
•	Allowance for loan losses to gross loans was 2.17%, 2.19% and 2.33% at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

For the Quarter Ended (dollars in thousands):	3/31/2022	3/31/2021	3/31/2020
(Reversal of) provision for loan losses	$ -	$ (870)	$ 700
Net (recoveries) charge offs	$ (42)	$ 26	$ 54

At Period End (dollars in thousands):	3/31/2022	12/31/2021	3/31/2021
Non-performing assets	$ 2,944	$ 2,813	$ 3,861
Non-performing assets to gross loans	0.58%	0.56%	0.75%
Allowance for loan losses	$ 11,129	$ 11,087	$ 11,967
Allowance to gross loans	2.17%	2.19%	2.33%

Balance Sheet Highlights and Capital Management
•	Total assets were $1.3 billion at March 31, 2022, a $1.4 million decrease since the prior quarter and a year-over-year increase of $120.4 million.
•	Net loans receivable increased $4.9 million during the first quarter of 2022 to $504.4 million at March 31, 2022.
•	Investments increased $104.0 million to $690.1 million at March 31, 2022 from $586.1 million at March 31, 2021 due to an increase in deposits during that period.
•	Total deposits increased $156.1 million to $1.1 billion at March 31, 2022 from $969.8 million at March 31, 2021.

Dollars in thousands (except per share amounts)	3/31/2022	12/31/2021	3/31/2021
Total assets	$ 1,299,789	$ 1,301,214	$ 1,179,421
Cash and cash equivalents	31,110	27,623	19,105
Total loans receivable, net *	504,359	499,497	506,252
Investments	690,118	706,356	586,073
Deposits	1,125,935	1,115,963	969,802
Borrowings	69,407	61,940	90,652
Shareholders' equity	96,458	115,523	109,261
Book value per share	$ 29.65	$ 35.51	$ 33.59
Total risk based capital to risk weighted assets (1)	19.32%	18.65%	19.67%
CET1 capital to risk weighted assets (1)	18.06%	17.39%	18.42%
Tier 1 leverage capital ratio (1)	9.68%	9.87%	9.80%
* Includes PPP loans of $3.5 million at 3/31/2022, $9.8 million at 12/31/2021 and $60.2 million at 3/31/2021.
(1) - Ratio is calculated using Bank only information and not consolidated information from the Company.

Security Federal has 18 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. The Bank’s newest branch, located in Columbia, South Carolina, opened in March 2022. An additional branch, located in Augusta, Georgia, is currently under construction and scheduled to open later this year. It will be a full-service branch offering depository banking as well as commercial and consumer lending. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally resulting from the ongoing novel coronavirus of 2019 (COVID-2019) and any governmental or societal responses thereto; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.